 Exhibit 99.1

Socket Mobile Reports 2019 Full Year Revenue up 17% –

Profitable Fourth Quarter and Year

NEWARK, Calif., – February 12, 2020 – Socket Mobile, Inc. (NASDAQ: SCKT), a leading innovator of data capture and delivery solutions for enhanced productivity, today reported financial results for the fourth quarter and year ended December 31, 2019.

Revenue for 2019 was $19.3 million, an increase of 17 percent versus 2018 revenue of $16.5 million. Gross margins in 2019 were $10.1 million, or 52.5 percent of revenue, up from $8.5 million, or 51.4 percent of revenue in 2018. Operating expenses were $9.5 million for 2019 and $9.0 million in 2018. Operating results in 2019 were a net income before tax of $0.5 million compared to a net loss before tax of $0.7 million in 2018. The Company’s net income in 2019 was $0.3 million or $0.05 per share compared to a net loss of $0.6 million or $0.09 per share in 2018.

The Company’s balance sheet at December 31, 2019 included cash of $1.0 million compared to cash of $1.1 million at December 31, 2018. The current ratio (current assets divided by current liabilities) was 1.38 at December 31, 2019 compared to a current ratio of 1.32 at December 31, 2018. Shareholders’ equity at December 31, 2019 was $13.2 million compared to shareholders’ equity at December 31, 2018 of $12.4 million.

Revenue for the fourth quarter of 2019 was $4.6 million, with gross margins of 53.1 percent, operating expenses of $2.2 million, and net income before income taxes of $0.2 million. Revenue in the fourth quarter of 2018 was $4.1 million with gross margins of 50.3%, operating expenses of $2.2 million and net loss before income taxes of $0.2 million. Net income for the fourth quarter of 2019 was $0.1 million or $0.01 per share compared to a net loss for the fourth quarter of 2018 of $0.2 million or $0.03 per share.

Kevin Mills, president and chief executive officer, commented, “2019 was the turnaround year we expected in which we returned to profitable growth. Our SocketScan barcode scanner products are well received and were the foundation of our growth. Our revenue grew year over year at 17 percent. We improved our gross margins and kept the operating expenses under control, enabling us to return to profitability.

“In 2019 we maintained an active product development program to ensure that we achieve continued growth.  We expanded our product line with a new family of products; DuraSled for the iPhone models 6,7,8, X and 11. The DuraSled combines the iPhone and a scanner to make a single-handed solution. The DuraSeld both protects the phones from impact damage and provides a robust charging solution for all environments. We also redesigned and retooled our entire DuraScan family of products to better serve the market.

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“We completed the development of S550, our NFC compatible Contactless Membership Card Reader/Writer and the units are currently available for the developers. The S550 will enable us to expand our business into the emerging market for tap-and-go solutions that have traditionally been limited to payment solutions, like Apple Pay, but can now be used for ticketing, access and identification applications.

“Our growth continues to be driven by the deployment of mobile applications integrated with our barcode scanning capabilities. In 2019, we updated our Capture SDK for iOS 13 and iPadOS 13 compatibility and maintained a track record of 100% compatibility with all iOS versions. Capture SDK for both Android and Windows are also available and fully compatible with the latest version. Our Capture SDK supports all our devices. We will continue promoting our Capture SDK with the use of developer tools and provide responsive support to our growing developer community as needed.

“Our primary goals for 2020 are to continue revenue growth and profitability.” Mills concluded.

Conference Call
Management of Socket Mobile will hold a conference call and web cast today at 2 P.M. Pacific (5 P.M. Eastern) to discuss the quarterly results and outlook for the future. The dial-in number to access the call is (888) 424-8151 passcode 7857 219. From international locations, obtain the local dial-in number through your web browser at http://web.meetme.net/r.aspx?p=12&a=UOfVwMzQqfCBsO. A live and replay audio webcast of the conference call can be accessed through a link http://event.onlineseminarsolutions.com/wcc/r/2187248-1/610568111C0939452F424DA04B495C82.

About Socket Mobile, Inc.

Socket Mobile is a leading provider of data capture and delivery solutions for enhanced productivity in workforce mobilization. Socket Mobile’s revenue is primarily driven by the deployment of third-party barcode enabled mobile applications that integrate Socket Mobile’s cordless barcode scanners and contactless reader/writers. Mobile Applications servicing the specialty retailer, field service, transportation, and manufacturing markets are the primary revenue drivers. Socket Mobile has a network of thousands of developers who use its software developer tools to add sophisticated data capture to their mobile applications. Socket Mobile is headquartered in Newark, Calif. and can be reached at +1-510-933-3000 or www.socketmobile.com.  Follow Socket Mobile on Facebook, Twitter @socketmobile and on our sockettalk blog.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements regarding new mobile computer and data collection products, including details on the timing, distribution and market acceptance of the products, and statements predicting trends, sales and market conditions and opportunities in the markets in which we sell our products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward-looking statements as a result of a number of factors, including, but not limited to, the risk that our new products may be delayed or not rollout as predicted, if ever, due to technological, market, or financial factors, including the availability of necessary working capital, the risk that market acceptance and sales opportunities may not happen as anticipated, the risk that our application partners and current distribution channels may choose not to distribute the new products or may not be successful in doing so, the risk that acceptance of our new products in vertical application markets may not happen as anticipated, and other risks described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission.

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Socket Mobile Investor Contact:
Lynn Zhao
Chief Financial Officer
510-933-3016
lynn@socketmobile.com

Socket is a registered trademark of Socket Mobile. All other trademarks and trade names contained herein may be those of their respective owners.

© 2020, Socket Mobile, Inc. All rights reserved.

– Financial tables to follow –

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Socket Mobile, Inc.

Condensed Summary Statements of Operations

(Amounts in thousands except per share amounts)

	Year ended Dec 31,		Three Months ended Dec 31,
	(Unaudited) 2019	2018 *	(Unaudited) 2019	2018 *
Revenue	$19,253	$16,454	$4,584	$4,144
Cost of revenue	9,152	7,998	2,149	2,061
Gross profit	10,101	8,456	2,435	2,083
Gross profit percent	52.5%	51.4%	53.1%	50.3%
Research and development	3,894	3,640	987	892
Sales and marketing	3,015	2,982	703	771
General and administrative	2,585	2,420	533	546
Total operating expenses	9,494	9,042	2,223	2,209
Interest income (expense), net	(101)	(129)	(17))	(29))
Net income (loss) before income taxes	506	(715)	195	(155)
Income tax expense (benefit)	219	(144)	134	8
Net income (loss)	$287	$(571)	$61	$(163)
Net income (loss) per share: Basic Fully Diluted	$ 0.05 $ 0.05	$ (0.09) $ (0.09)	$ 0.01 $ 0.01	$ (0.03) $ (0.03)
Weighted average shares outstanding: Basic Fully Diluted	5,985 6,208	6,095 6,095	5,998 6,156	5,883 5,883

*Derived from audited financial statements.

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Socket Mobile, Inc.

Condensed Summary Balance Sheets

(Amounts in Thousands)

	December 31,
	(Unaudited) 2019	2018*
Cash	$959	$1,085
Accounts receivable	2,837	2,367
Inventories	3,179	2,272
Deferred costs on shipments to distributors	234	165
Other current assets	312	308
Property and equipment, net	864	689
Goodwill	4,427	4,427
Deferred tax assets	5,507	5,781
Operating leases capitalized	937	1,266
Other assets	202	237
Total Assets	$19,458	$18,597
Accounts payable and accrued liabilities	$2,651	$2,046
Bank line of credit	1,413	1,317
Term loan	333	833
Deferred revenue on shipments to distributors	611	397
Deferred service revenue	74	65
Operating lease liabilities	1,134	1,511
Other liabilities	8	23
Total liabilities	$6,224	$6,192
Common stock	61,073	60,530
Accumulated deficit	(47,839)	(48,125)
Total stockholder equity	$13,234	$12,405
Total Liabilities and Equity	$19,458	$18,597

*Derived from audited financial statements.

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